Item 30. Exhibit (g) i. a. 2.

___________________________________________________________________________

NOTE: certain information enclosed within brackets
has been excluded from this exhibit because it is
both (i) not material and (ii) would likely cause
competitive harm to the registrant if publicly disclosed.
___________________________________________________________________________

AMENDMENT to the
REINSURANCE AGREEMENTS
in the attached Exhibit 1
(the “Agreements”)

between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,
MML BAY STATE LIFE INSURANCE COMPANY, and
C.M. LIFE INSURANCE COMPANY
(hereinafter the “Ceding Company”)

and

HANNOVER LIFE REASSURANCE COMPANY OF AMERICA
(hereinafter the “Reinsurer”)

Effective October 1, 2018, the Amendment Effective Date, the Ceding Company and the Reinsurer agree to amend the Agreements to clarify Claims procedures.

The Claims Article in the Agreements will be replaced in its entirety with the Claims Article in the attached Exhibit 2.

All terms and conditions of the Agreements not in conflict with the terms and conditions of this Amendment shall continue unchanged.

[SIGNATURE PAGE FOLLOWS]

[_____]

Amendment to clarify claims to all treaties

IN WITNESS WHEREOF, the parties hereto execute this Amendment in good faith:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	9-28-18
Peter G Ferris
Vice President & Actuary

MML BAY STATE LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	9-28-18
Peter G Ferris
Vice President & Actuary

C.M. LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	9-28-18
Peter G Ferris
Vice President & Actuary

HANNOVER LIFE REASSURANCE COMPANY OF AMERICA

By:	/s/ Jay Biehl	Date:	9/27/18

Print name:	Jay Biehl

Title:	SVP

HANNOVER LIFE REASSURANCE COMPANY OF AMERICA

By:	/s/ Joan M Paulter	Date:	9/27/2018

Print name:	Joan Paulter

Title:	VP

[_____]

Amendment to clarify claims to all treaties

Exhibit 1

Effective Date of Agreement	Description	Reinsurer’s Agreement #	TAI Code	Coins / YRT
4/1/2005	GUL/GVUL	[_____]	[_____]	YRT
4/1/2010	GUL/GVUL NY	[_____]	[_____]	YRT
12/1/2015	GULII/GVULII	[_____]	[_____]	YRT

[_____]

Exhibit 2

Claims Article

Coverage/Notice

The Reinsurer shall reimburse the Ceding Company in accordance with the terms of these Agreements for the Reinsurer’s proportionate share of benefits, as determined by the net amount at risk reinsured with the Reinsurer at the time of death, on Policies specified in Plans Covered and Binding Limits in each Agreement. The Ceding Company will send to the Reinsurer copies of the claim information, and any other information the Ceding Company may possess pertinent to the claim that the Reinsurer may request.

Claim Payments

The Reinsurer, upon receipt of the claim information, shall promptly make payment in settlement of the reinsurance under a claim approved and paid by the Ceding Company for a reinsured risk hereunder. The settlement made by the Ceding Company shall be unconditionally binding upon the Reinsurer whether or not the claim payment is made under the strict Policy conditions or compromised for a lesser amount. The payment to the Ceding Company will include interest as described below in the Interest section of this Article. The Reinsurer makes settlement in a lump sum regardless of the method of settlement under the policy.

Proofs

The Ceding Company shall furnish the Reinsurer with copies of the proofs of claims on all Policies with face amounts greater than $[_____] and any other documentation that might reasonably be requested by the Reinsurer. In addition, for all contestable claims, the Ceding Company will send to the Reinsurer a copy of all papers in connection with the claim including the underwriting papers and investigative reports as soon as they become available.

Contestable and Contested Claims

The Ceding Company and the Reinsurer will be bound by the applicable suicide and contestable period and limitations in accordance with state law or the Policy form, whichever governs. If a claim is contestable, the Ceding Company shall send to the Reinsurer the contestable claims documentation as required in these Agreements, by any of the following means: secure email, express mail, or any other means agreed upon by both Parties. If the Ceding Company sends the documentation via secure email, it shall submit said information for each claim directly to the Reinsurer via a “list of claims personnel”1 that is provided by the Reinsurer. The Reinsurer has complete responsibility for the Reinsurer’s review of each claim and must communicate its opinion for each claim in writing (email is acceptable) to the Ceding Company within [_____] business days from the day in which the Reinsurer received the final documentation. If the Reinsurer does not communicate its opinion in writing (email is acceptable) to the Ceding Company regarding whether to contest or pay the claim during the stated time period, the Ceding

1 The “list of Reinsurer claims personnel” mentioned herein can be updated by sending written notice of a new contact list to the normal Ceding Company claims contacts without a formal amendment, email is acceptable. The Reinsurer has responsibility for updating and maintaining this list. The list may contain one or two individual email addresses and/or a group email folder.

[_____]

Company shall proceed to settle, contest or deny the claim without requiring further input from the Reinsurer. The final determination on the claim will be made exclusively by the Ceding Company and shall be binding on the Reinsurer and any other reinsurers affected by the claim.

Alternatively, if the Reinsurer declines to be a party to the contest, compromise or litigation, the Reinsurer shall pay the Ceding Company its share of the reinsured net amount at risk as if there had been no contest, and thereby be fully discharged of any further liability and will not share in any interest, claim expenses or subsequent reduction or increase in liability. The Reinsurer must convey this decision in writing (email is acceptable) within the time period specified above. If the Reinsurer accepts participation and the Ceding Company’s contest, compromise, or litigation results in a reduction or increase in liability, the Reinsurer will share proportionately in any such reduction or increase and will pay the Ceding Company its share of interest and litigation expenses.

Claim Expenses

Unless the Reinsurer opted out pursuant to the provisions in the paragraph above, the Reinsurer shall share in the claim expenses of any contest or compromise of a claim in the same proportion that the net amount at risk reinsured with the Reinsurer, at the time of death, bears to the total net amount at risk of the Ceding Company under all Policies on that life being contested or compromised by the Ceding Company and shall share in the total amount of any reduction in liability in the same proportion. For example, litigation expenses related to the contestable claim are considered claim expenses. Routine expenses incurred in the normal settlement of uncontested claims, compensation of salaried officers and employees of the Ceding Company shall not be considered claim expenses and, therefore, are not reimbursed by the Reinsurer. The Reinsurer will not reimburse expenses incurred by the Ceding Company as a result of a dispute arising out of the conflicting claims of entitlement to policy proceed or benefits.

Misstatement of Age or Gender

In the event of an increase or reduction in the amount of the Ceding Company’s insurance on any Policy reinsured hereunder because of a misstatement of age or sex being established after the death of the insured, the Ceding Company and the Reinsurer shall share in such increase or reduction in proportion to their respective amounts at risk under such Policy.

Interest

The Reinsurer shall reimburse the Ceding Company for its proportionate share of any interest paid on claims by the Ceding Company for the period preceding the Reinsurer’s payment of its share of the claim. Interest shall be calculated from the date of death, or as specified by State Statute, to the date of remittance to the beneficiary, to a court, to a state’s unclaimed property division, or if the claim proceeds go under settlement option, from the date of death to the date the supplemental account is opened. Adjustment to reinsurance premiums in such case will be made without interest.

On claims reimbursed by the Reinsurer, in addition to the interest paid to the beneficiary on the claim, if the period of time between when the Ceding Company pays the claim and the Reinsurer reimburses the Ceding Company (provided the Reinsurer has received claims proof that

[_____]

is satisfactory to the Reinsurer) exceeds [_____] days the Ceding Company reserves the right to charge interest (at the prime rate published in the Eastern Edition of the Wall Street Journal on the date the Ceding Company pays the claim) from the day the Ceding Company paid the claim to the day the Reinsurer reimburses the Ceding Company.

Extra-contractual Obligations

In no event will the Reinsurer participate in Extra-contractual damages, such as punitive or compensatory damages, awarded against the Ceding Company as the result of an act, omission or course of conduct committed by the Ceding Company in connection with the reinsurance under these Agreements except as follows. For death claim denials, if the Reinsurer was an active Party and affirmed the act, omission or course of conduct of the Ceding Company which resulted in the assessment of extra-contractual damages, the Reinsurer shall share in the payment of these damages in proportion to the reinsurance provided under these Agreements. Notwithstanding anything stated herein, these Agreements will not apply to and the Reinsurer will not be liable for any Extra-contractual damages incurred by the Ceding Company as a result of any fraudulent and/or criminal act by any employee or officer of the Ceding Company or an agent representing the Ceding Company, acting individually, collectively or in collusion in the presentation, defense, or settlement of any claim.

[_____]